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EXHIBIT 5

July 25, 2001

Newtek Capital, Inc.
1500 Hempstead Turnpike
East Meadow, NY 11554

Gentlemen:

         We have acted as special counsel to Newtek Capital, Inc., a New York Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 178,197 shares of Common Stock, $0.02 par value per share (the "Common Stock"), of the Company issued to certain selling stockholders (the "Shares"). This opinion is delivered to you in connection with the Registration Statement on Form S-3 for the aforementioned sales.

         In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof, as we have deemed necessary under the circumstances.

         Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         The Company is a New York corporation. This opinion is limited to New York and federal law.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.


                                                            Very truly yours,

                                                            /s/ Cozen O'Connor
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                                                                Cozen O'Connor